Exhibit 4.8

English Translation

Property Leasing Agreement

between

China Life Industrial Investment Company Limited

and

China Life Insurance Company Limited

Table of Contents

1.	Conditions Precedent	1
2.	Scope of the Lease	2
3.	Term	2
4.	Rent	3
5.	Rights and Obligations of Both Parties	4
6.	Amendment and Termination	7
7.	Liability for Breach of Contract and Damages	7
8.	Representations and Warranties	7
9.	Force Majeure	9
10.	Miscellaneous	9
11.	Communications	10
12.	Governing Law and Dispute Resolution	11
13.	Supplementary Provisions	11

Appendix I: Schedule of Properties Leased to Party B by Party A

This property leasing agreement (the “Agreement”) was entered into on December 31, 2021 by and between the following two parties in Beijing, the People’s Republic of China (“PRC” or “China”).

Party A: China Life Industrial Investment Company Limited

Address: 14/F, PANA Tower, 128 Zhichun Road, Haidian District, Beijing

Legal representative: Fang Haiyan

Party B: China Life Insurance Company Limited

Address: Tower A, China Life Plaza, 16 Financial Street, Xicheng District, Beijing

Legal Representative: Wang Bin

Whereas:

i.	Party A is a duly organized and validly existing solely state-owned company;

ii.	Party B is a duly organized and validly existing joint stock limited insurance company;

Party B has signed a property leasing agreement with China Life Investment Holding Company Limited in 2020 (the “Original Agreement”), which will expire on December 31, 2021. Based on the Original Agreement, Party A and Party B wish to make proper adjustments and fair, reasonable arrangements with respect to Party A’s leasing of its self-owned property to Party B, in accordance with the actual leasing status and market conditions. This Agreement is the master agreement setting forth terms and conditions in relation to the property leasing between Party A and Party B. Party A and Party B’s branches will otherwise enter into specific agreements with respect to matters such as payment of rents and invoicing. Party A shall issue invoices to Party B’s branches based on actual payments of rents. In case of special circumstances, Party A and Party B shall negotiate and enter into an agreement in writing.

This Agreement is made based on mutual benefits of and through friendly consultations by Party A and Party B in accordance with the Law on Urban Real Estate of the PRC, the Contract Law of the PRC and other applicable laws and regulations.

1.	Conditions Precedent

1.1	Party A owns all of the properties listed in Appendix I hereto (hereinafter referred to as “Party A’s Properties” or the “Properties”).

1.2	Party A agrees to lease Party A’s Properties to Party B and Party B agrees to rent Party A’s Properties according to the terms and conditions of this Agreement for Party B’s use as offices.

2.	Scope of the Lease

2.1	Party A’s Properties include 735 properties, with a total constructions area of 278,059.74 square meters. Please refer to Appendix I, an integral part of this Agreement, for details.

2.2

The Properties shall be deemed to have been handed over to Party B by January 1, 2022. The property covered in the Original Agreement shall be under good state meeting Party B’s requirements and Party A undertakes the newly added property in this Agreement is under good state satisfied Party B’s requirements at the hand-over time.

2.3

Party A and Party B hereby agree that both Parties may request to narrow the scope of rent for the next year according to their respective business requirements with a written notice to the other party before November 30 of each year. The two parties shall, according to request of the other party for narrowing of the scope of rent, reduce sites of the property hereunder and adjust the rent hereunder accordingly.

2.4

The two parties hereby agree that both parties may raise request to expand the scope of rent for the next year with a written notice to the other party before November 30 of each year. Provided that the two parties reach an agreement for expansion of the scope of rent before December 31 of the current year, they shall add sites of the property hereunder and adjust the rent hereunder accordingly.

2.5

The two parties hereby agree that Party B may raise request to narrow the scope of rent for that year with a written notice to Party A with one month in advance. Rent for the returned property till the month when Party B removes out shall be paid.

3.	Term

3.1	Unless otherwise regulated by listing rules of the jurisdiction where Party B is listed (“Listing Rules”), the term of this Agreement shall be from January 1, 2022 to December 31, 2022.

3.2

Unless otherwise stipulated in this Agreement or with prior written consent of the other party, neither party may terminate this Agreement or rent any of the Properties at an earlier time than stipulated herein.

4.	Rent

4.1

The rent for the Properties shall be determined through the intermediary selected by both Parties by reference to the market price. For properties the price of which is difficult to be compared with market price, the rent shall be determined by adding a reasonable profit of 5% to the cost of Party A (including amortization of the original coat or depreciation, maintenance expenses, taxes and surcharges, etc.). Party A shall bear all the taxes arising from leasing out of the properties owned by Party A.

4.2

According to Clause 4.1 of this Agreement, it is estimated that Party B shall pay total rent of RMB 41,551,728.75 to Party A each year. The final rent amount shall be determined according to Clauses 2.3, 2.4 and 2.5 of this Agreement. The rent agreed herein is VAT inclusive. Among the total rent, RMB 39,573,075.00 is the tax exclusive rent, and RMB 1,978,653.75 is the VAT amount. During the performance of the Agreement, in case of adjustment of the VAT policy by the government’s finance and taxation department, the VAT amount shall be determined according to the adjusted tax rate, with the tax exclusive rent remaining unchanged and the VAT-inclusive rent to be re-determined by the two parties based on the tax exclusive rent and the adjusted VAT amount. Unless agreed by both parties in writing, Party A will not otherwise collect any VAT or surcharges applicable to the business in addition to the contract price. The two parties hereto shall perform their respective tax payment and withholding obligations resulting from this Agreement according to applicable tax laws.

4.3

Party A and Party B may, in writing, adjust the rent amount for next year in the last month of every year during the term of this Agreement based on the scope and method for rent calculation as set forth in Clause 4.1, and the increase or decrease in the number of leased properties.

4.4

During the term of this Agreement, the rent amount stipulated in this Agreement shall be paid by Party B to Party A bi-annually prior to July 31, 2022 and January 31, 2023 (“Payment Date”). The rent amount payable each time shall be half of the total rent amount for the whole year. In the event the Payment Date is not a business day, the rent amount shall be paid on the last business day prior to the Payment Date. Payment of the rent amount will be carried out by Party A and Party B’s branches.

4.5	Calculation method for the rent amount Party B shall pay each time:

The rent payable by Party B to Party A each time = sum of the rent for all sites of property rented from Party A for the payable term. And the rent for each site of property = the total rent for such site for that year multiplied by 1/2.

4.6

Party A shall provide Party B’s branches with legal and valid VAT special invoices that are recognized by Party B’s branches. For losses of Party B or Party B’s branches in VAT offset or enterprise income tax caused by Party A’s failure to provide recognized legal and valid VAT special invoices, Party A agrees it will indemnify against such losses (or make corresponding deductions from the rent payment). Party A shall provide Party B with valid and legal invoices no later than 15 working days before the Payment Date.

4.7	The payable rent shall be paid by Party B’s branches to an account designated by Party A.

5.	Rights and Obligations of Both Parties

5.1	Party A, as the lessor of the Properties, shall be entitled to:

1)	receive rent according to this Agreement;

2)	other rights regulated in this Agreement.

5.2	Party A, as the lessor of the Properties, shall assume the following obligations:

1)	Unless otherwise stipulated in this Agreement, Party A guarantees that it has the power to rent out the Properties according to this Agreement.

2)

Party A undertakes to take all necessary actions to ensure the compliance of the Properties and the lease of the Properties with related regulations. Party A guarantees and undertakes to pay compensation in full amount within 30 days after receiving Party B’s written request for compensations for any losses caused by Party A’s failure to fulfill the above undertakings.

3)	Party A shall bear all the property tax, VAT and surcharges, stamp tax, land-using tax and all the other taxes payable according to tax laws and regulations arising from leasing property to Party B.

4)

During the term of this Agreement, in the event that Party A intends to transfer its ownership of the Properties to a third party, it shall notify Party B of such intention in writing. Party B has the preemptive right to purchase the Properties under the same conditions. Party B’s failure to confirm in writing within 30 days upon receipt of Party A’s notification to exercise the preemptive right shall be deemed a waiver of such right. In the event that Party B waives such preemptive right, Party A may transfer ownership of the Properties to a third party under the same conditions. However, the transfer shall take effect provided that the third party, as lessor of the Properties, shall be bound by this Agreement.

5)

In case Party A transfers the Properties rented by Party B under this Agreement to a third party after January 1, 2022, if Party B has invested decoration and improvement expenses during the lease period (including the lease period of previous years) and such decoration and improvement expenses have not been fully amortized when the Properties are transferred, Party A shall compensate Party B for the book loss of such decoration and improvement expenses. The book loss of decoration and improvement expenses for the Properties transferred in 2022 shall be settled by Party A to Party B by the end of March of the next year of the transfer.

In 2022, the total amount of unamortized decoration and improvement expenses when Party A’s Properties are transferred is estimated to be RMB 23,744,020.45. The above amounts are for reference only, and the specific amounts shall be determined based on actual disposal and relevant renovation data.

6)	Unless otherwise agreed by both Parties, during the term of this Agreement, Party A shall not, partly or in whole, take back the Properties early, or terminate this Agreement early.

7)	Party A shall provide necessary assistance for reasonable requests of Party B related to using of the properties Party B rents according to this Agreement.

5.3	Party B, as the lessee hereunder, shall be entitled to:

1)	occupy and use the Properties according to this Agreement;

2)

carry out non-structural decoration and reconstruction of the Properties at its own cost according to its business requirement without violating related laws, regulations and commitments in this Agreement. Such decoration and reconstructions shall not bring adverse effect on the value of Party A’s Properties and/or Party A’s rights;

3)

sublet the Properties, partly or in whole, with prior written consent of Party A; Party B shall not sublet Party A’s Properties hereunder to a third party. With the prior written consent of Party A, Party B may return the whole or part of the area of Party A’s Properties hereunder and deduct the corresponding rent, and Party B may, as entrusted by Party A, lease the returned area to a third party on behalf of Party A and pay any rent received therewith to Party A.

4)	require decrease of the number of sites of the Properties according to its business situations with a written notice to Party A with one month in advance;

5)

notwithstanding the above, if any of the Properties is damaged not due to the fault of Party B, Party B may demand termination of the rental of the damaged property by giving written notice to Party A. Party A shall confirm the damage within 30 days after receiving such notice. If Party A fails to confirm within the limited time, Party A will be deemed to have accepted Party B’s demand. Thereafter, the relation between the two parties concerning rental of the damaged property is terminated. Party B does not need to pay the rent for the damaged property from the date of such damage. After Party A completes repair of the damaged property, the two parties may, with consent of Party B, resume the rental relationship in respect of the repaired property according to the terms of this Agreement from the date agreed by both parties;

6)	the preemptive right under the same conditions if Party A intends to sell the Properties.

7)

During the term of this Agreement, if Party A transfers the ownership of Party A’s Properties under this Agreement to a third party, Party B shall have the right to require Party A to make compensation for the remaining book value of improvement expenses by the end of March of the next year after the ownership transfer if there is any improvement expenses for such properties that have not yet been fully depreciated.

5.4	Party B, as the lessee hereunder, shall assume the following obligations:

1)	to pay rent according to this Agreement;

2)

to be liable for maintenances (excluding structural repairs) of the Properties during the rental term, except when a third party or owner of the building shall bear such liabilities according to agreement between Party A and such third party;

3)	to bear fees for water, electricity, heating, repair and other expenses for using the Properties during the rent term;

4)	to pay compensations for losses to a third party due to decoration and reconstruction during the rent term;

5)	to manage and use the Properties in proper manners and pay compensations for losses such as damage or destruction of the Properties caused by its improper management or usage;

6)	to return the Properties to Party A immediately upon the expiry of the rental term or termination of this Agreement.

6.	Amendment and Termination

This Agreement shall terminate under the following conditions:

1)	The term of this Agreement expires;

2)	The two parties reach an agreement to terminate this Agreement during the term;

3)	As required by verdict, judgment or decision of laws, regulations, judicial court or arbitral organization to terminate this Agreement;

4)	As required by any other stipulations in this Agreement.

7.	Liability for Breach of Contract and Damages

7.1	In case of breach of any clause of this Agreement, the breaching party shall compensate the other party for direct and indirect economic losses caused by its breaching behaviors.

7.2

For the property for which Party A has not obtained legal license temporarily, but which Party A permits Party B to use and undertakes to exert its greatest efforts to complete related transactions, with respect to losses arising from claims for compensation of any third party for Party B’s using of such property, Party A undertakes to make confirmation within 10 days after Party B’s written requirement and compensate Party B in full amount within 30 days after the confirmation. If there is controversy about the compensation amount between Party A and Party B, a third party shall be hired to evaluate and confirm such compensation amount. And the final amount shall be determined by confirmation of such third party.

8.	Representations and Warranties

8.1	Representations and warranties of Party A

1)

Party A is a legally established and validly existing enterprise solely owned by the state. It possesses independent juridical person qualifications and holds valid legal business license as a corporation. Party A has the legal right to own, rent and operate its property and to sign and fulfill this Agreement.

2)	Party A always undertakes business activities in a legal manner and has never taken any activities beyond the business scope as legally regulated.

3)

Party A has obtained all governmental approvals (if required) and completed all internal authorization procedures for signing this Agreement. The person who signs this Agreement is the effective authorized representative of Party A and this Agreement, once signed, constitutes obligations Party A is obligatory to bear.

4)	Party A does not breach any laws or regulations or any other agreements Party A signs or Articles of Association of Party A by signing this Agreement or fulfilling its obligations hereunder.

5)	Party A is obligatory to take further necessary actions, including signing other related agreements, contracts or documents, to ensure realization of the purpose and stipulations of this Agreement.

8.2	Representations and warranties of Party B

1)

Party B is a legally established and validly existing stock limited company. It possesses independent juridical person qualifications and holds valid legal business license as a corporation. Party B has the legal right to own, rent and operate its property and to sign and fulfill this Agreement.

2)	Party B always undertakes business activities in a legal manner and has never taken any activities beyond the business scope as legally regulated.

3)

Party B has completed all internal authorization procedures for signing this Agreement. The person who signs this Agreement is the effective authorized representative of Party B and this Agreement, once signed, constitutes obligations Party B is obligatory to bear.

4)	Party B does not breach any laws or regulations or any other agreements Party B signs or Articles of Association of Party B by signing this Agreement or fulfilling its obligations hereunder.

9.	Force Majeure

9.1

Should either party be prevented from performing its obligations hereunder, partly or wholly, by any force majeure event (Force majeure means any event that happens after this Agreement is executed but that is beyond control of or is not predictable by the affected party, or is unavoidable or unconquerable for the affected party even it has been predicted, and that causes implementation of this Agreement, partly or wholly, to become impossible or unpractical objectively, including but not limited to flood, fire, drought, typhoon, earthquake and other natural disasters, traffic accident, strike, turmoil, riot and war (whether with declaration or not) and other actions or inactions of governmental departments.) , performance of the affected obligations shall be suspended during the term of such force majeure event.

9.2

The party claiming to have been affected by any force majeure event shall notify the other party of the force majeure event with a written form as soon as possible and shall provide proper evidence of such force majeure event and of its lasting time to the other party within 15 days after occurrence of such force majeure event through personal express delivery or registered air mail. The party claiming performance of obligations hereunder becomes impossible or unpractical objectively due to force majeure event has the liabilities to exert its greatest efforts to eliminate or reduce effect of such force majeure event.

9.3

In case of force majeure event, the two parties shall immediately decide how to perform this Agreement through friendly consultations. After termination of such force majeure event or elimination of its effect, both parties shall immediately continue to perform their respective obligations hereunder.

10.	Miscellaneous

10.1	Unless otherwise stipulated in this Agreement, neither party may transfer its rights or obligations hereunder, partly or wholly, without written consent of the other party.

10.2

This Agreement and its appendices constitute the entire agreement between the parties on all issues to which this Agreement relates. The contents of this Agreement and its appendices supersede all previous written or oral agreements, commitments, understandings and communications.

10.3	Any provision of this Agreement that becomes illegal, invalid or unenforceable shall not be prejudicial against the validity and enforceability of the other provisions of this Agreement.

10.4

Any modifications of this Agreement, which constitute any material or significant changes of this Agreement, shall be reviewed and undergo appropriate approval procedures again according to relevant provisions of applicable laws and regulations, and shall become valid only after notification to or with consent or approval of CIRC, Hong Kong Stock Exchange (“HKSE”), Shanghai Stock Exchange (“SSE”) and/or consent or approval of the board of director and the shareholders’ meeting of Party B (if applicable) (according to the applicable requirements of CIRC, HKSE and SSE).

10.5

Unless otherwise stipulated, failure or delay to fulfill any rights, power or privilege hereunder by either party shall not be deemed waiver of such rights, power or privilege. And performance of such rights, power or privilege separately or partly shall not repulse performance of any other rights, power or privilege.

10.6	The appendices of this Agreement constitute inevitable part of this Agreement, have the same effect with this Agreement and are deemed as terms in this Agreement.

11.	Communications

All notices or communications by either party according to this Agreement shall be in written form in Chinese and sent to the address of the other party stipulated as follows or fax to the number designated by the other party. The date for the notice to be effectively delivered shall be determined according to the following conditions:

1)	on the date of delivery in case of personal express delivery;

2)	in case of registered mail, the 7th day after the postage is paid (the date on the postmark). (If this day is Sunday or a legal holiday, it shall be delayed to the next working day.)

3)	in case of fax, at the time the fax is sent provided that the sending party shall furnish the printed report of the fax machine indicating that the fax has been successfully sent.

The addresses and fax numbers of the two parties are as follows:

Party A: China Life Industrial Investment Company Limited

Address: PANA Tower, 128 Zhichun Road, Haidian District, Beijing

Tel: 010-6252 8899

Fax: 010-6262 8892

Party B: China Life Insurance Company Limited

Address: Tower A, China Life Plaza, 16 Financial Street, Xicheng District, Beijing

Tel: 010-6363 3333

Fax: 010-6657 5722

In case of any change in the above-listed addresses or fax numbers by either party, such changes shall be notified to the other party as soon as possible according to stipulations in this clause.

12.	Governing Law and Dispute Resolution

12.1	This Agreement shall be construed in accordance with and be governed by the laws of the People’s Republic of China.

12.2

Any dispute arising out of or in connection with this Agreement shall be settled by consultations between the two parties. Either Party can file a suit to the court at the place where Party B is located if a dispute cannot be settled by consultations.

13.	Supplementary Provisions

13.1	This Agreement is written in Chinese.

13.2	This Agreement shall take effect only after signing by authorized representatives by both parties with the company seals of the two parties.

13.3

Since Party B is a listed company on the HKSE and Shanghai Stock Exchange (“SSE”), the transaction stipulated in this Agreement constitutes a related transaction under applicable regulatory provisions in the insurance industry and the Listing Rules, therefore, obtaining approvals from CIRC, HKSE and SSE and/or observing applicable regulatory provisions and the Listing Rules on related transactions are preconditions for performing related stipulations in this Agreement to such deal. The two parties undertake to abide by such applicable regulatory provisions and the Listing Rules.

13.4	If exemption is conditional under the Listing Rules, this Agreement shall proceed according to the attached conditions and the two parties undertake to strictly abide by such conditions.

13.5

If exemption of the concerned transaction from HKSE or SSE is withdrawn, revoked or becomes invalid, and the concerned deal fails to conform to related regulations on interrelated deals under the Listing Rules, the performance of the terms and conditions in this Agreement related to this deal shall be terminated.

13.6	If performance of the terms and conditions in this Agreement related to all deals is terminated according to the above Clause 13.5, this Agreement shall be terminated.

13.7

During the term of this Agreement, if the retained assets hereunder are stripped or disposed of as a whole, this Agreement will be automatically terminated after written confirmation by Party A and Party B.

13.8	This Agreement is made in 3 copies that possess the same legal effect, each party holding one copy and the other one copy shall be submitted to file with real estate administrative authority.

Party A: China Life Industrial Investment Company Limited <Chop> Legal Representative or Authorized Representative (signature):	Party B: China Life Insurance Company Limited <Chop> Legal Representative or Authorized Representative (signature):

Appendix I

Schedule of Properties Leased to Party B by Party A

No.	Region	Total Properties	Total Area (Square meter)	2022 Total Rent (Yuan/Year)
1	Anhui	8	6,275.91	983,487. 84
2	Beijing	1	3,004.31	1,217,196. 00
3	Dalian	0	0.00	0. 00
4	Fujian	52	9,755. 23	1,438,841. 61
5	Gansu	95	20,649. 60	1,189,000. 28
6	Guangdong	116	38,264. 11	8,497,034. 28
7	Guangxi	14	8,499. 20	1,183,468.96
8	Guizhou	4	2,082. 16	449,331.08
9	Hainan	0	0. 00	0.00
10	Hebei	4	2,755.01	509,622. 65
11	Henan	35	21,221.85	4,247,960. 72
12	Heilongjiang	21	5,730. 55	752,341. 85
13	Hubei	39	8,936. 40	342,695. 02
14	Hunan	19	5,413. 36	186,859. 25
15	Jilin	3	2,889. 63	332,542. 78
16	Jiangsu	28	17,420.41	2,531,802. 33
17	Jiangxi	25	7,956.41	759,111.08
18	Liaoning	5	4,932. 93	890,517. 04
19	Inner Mongolia	0	0. 00	0. 00
20	Ningbo	7	1,950.91	262,149. 30
21	Ningxia	2	222. 30	7,921.06
22	Qingdao	0	0. 00	0. 00
23	Qinghai	1	595. 10	93,401. 00
24	Xiamen	0	0. 00	0. 00
25	Shandong	5	7,851.08	2,163,525. 39
26	Shanxi	14	14,643. 96	420,227. 72
27	Shaanxi	64	13,899.92	773,598. 20
28	Shenzhen	1	810.00	467,127. 00
29	Shanghai	0	0.00	0. 00
30	Sichuan	43	15,276.42	955,686. 32
31	Tianjin	2	6,987. 40	4,318,962. 52
32	Xinjiang	5	1,403. 13	102,892. 20
33	Yunnan	101	36,684. 34	4,234,735. 67
34	Zhejiang	15	8,869.91	1,910,465. 75
35	Chongqing	6	3,078.21	329,223. 87

Total		735	278,059. 74	41,551,728. 75

Statistical Table of Rents for Properties Leased to China Life Insurance Company Limited by China Life Industrial Investment Company Limited in 2022

#	Branch office	Overall			Properties of More Than 500 m2			Properties of Less Than 500 m2
		Sites	Area (m2)	Total Rent (Yuan/Year)	Sites	Area (m2)	Assessed Rent (Yuan/Year)	Sites	Area (m2)	Formula-based Rent (Yuan/ Year)
1	Anhui	8	6,275.91	983,487.84	3	5,553.24	950,900.00	5	722.67	32,587.84
2	Beijing	1	3,004.31	1,217,196.00	1	3,004.31	1,217,196.00
3	Dalian	0	0.00	0.00
4	Fujian	52	9,755.23	1,438,841.61	9	5,064.76	1,240,684.00	43	4,690.47	198,157.61
5	Gansu	95	20,649.60	1,189,000.28	8	6,235.02	856,004.00	87	14,414.58	332,996.28
6	Guangdong	116	38,264.11	8,497,034.28	16	23,578.87	7,790,858.00	100	14,685.24	706,176.28
7	Guangxi	14	8,499.20	1,183,468.96	6	6,412.01	1,042,655.00	8	2,087.19	140,813.96
8	Guizhou	4	2,082.16	449,331.08	1	1,142.20	421,072.00	3	939.96	28,259.08
9	Hainan	0	0.00	0.00
10	Hebei	4	2,755.01	509,622.65	2	2,159.77	495,016.00	2	595.24	14,606.65
11	Henan	35	21,221.85	4,247,960.72	9	16,495.48	4,046,400.00	26	4,726.37	201,560.72
12	Heilongjiang	21	5,730.55	752,341.85	2	2,728.48	533,219.00	19	3,002.07	219,122.85
13	Hubei	39	8,936.40	342,695.02	12	3,556.52	226,557.00	27	5,379.88	116,138.02
14	Hunan	19	5,413.36	186,859.25	4	1,400.80	79,123.00	15	4,012.56	107,736.25
15	Jilin	3	2,889.63	332,542.78	2	2,689.63	330,458.00	1	200.00	2,084.78
16	Jiangsu	28	17,420.41	2,531,802.33	7	13,493.98	2,409,224.00	21	3,926.43	122,578.33
17	Jiangxi	25	7,956.41	759,111.08	6	4,118.68	682,869.00	19	3,837.73	76,242.08
18	Liaoning	5	4,932.93	890,517.04	3	4,324.78	825,256.00	2	608.15	65,261.04
19	Inner Mongolia	0	0.00	0.00
20	Ningbo	7	1,950.91	262,149.30	1	800.00	96,360.00	6	1,150.91	165,789.30
21	Ningxia	2	222.30	7,921.06				2	222.30	7,921.06
22	Qingdao	0	0.00	0.00
23	Qinghai	1	595.10	93,401.00	1	595.10	93,401.00
24	Xiamen	0	0.00	0.00
25	Shandong	5	7,851.08	2,163,525.39	4	7,754.97	2,150,590.00	1	96.11	12,935.39
26	Shanxi	14	14,643.96	420,227.72	8	14,227.96	407,056.00	6	416.00	13,171.72
27	Shaanxi	64	13,899.92	773,598.20	4	4,064.13	434,394.00	60	9,835.79	339,204.20
28	Shenzhen	1	810.00	467,127.00	1	810.00	467,127.00
29	Shanghai	0	0.00	0.00
30	Sichuan	43	15,276.42	955,686.32	9	7,370.06	756,910.00	34	7,906.36	198,776.32
31	Tianjin	2	6,987.40	4,318,962.52	1	6,524.40	4,286,531.00	1	463.00	32,431.52
32	Xinjiang	5	1,403.13	102,892.20	1	654.21	78,800.00	4	748.92	24,092.20
33	Yunnan	101	36,684.34	4,234,735.67	27	21,815.83	3,525,468.00	74	14,868.51	709,267.67
34	Zhejiang	15	8,869.91	1,910,465.75	10	8,193.64	1,835,386.00	5	676.27	75,079.75
35	Chongqing	6	3,078.21	329,223.87	2	2,738.21	294,537.00	4	340.00	34,686.87

Total		735	278,059.74	41,551,728.75	160	177,507.04	37,574,051.00	575	100,552.71	3,977,677.75